Exhibit 3.1

AMENDMENT
TO AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
APOLLO GROUP, INC.

The Amended and Restated Articles of Incorporation of Apollo Group, Inc., an Arizona corporation, are hereby amended as set forth below.

1.	Article 1 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended in its entirety, as set forth below:

ARTICLE 1
NAME
The name of the corporation is “APOLLO EDUCATION GROUP, INC.” (the “Corporation”).

2.	All other portions of the Amended and Restated Articles of Incorporation remain unchanged and in full force and effect.